Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements of Wheeler Real Estate Investment Trust, Inc., on Form S-11 (Nos. 333-189887, 333-194831, 333-195492, 333-198245, and 333-198696), Form S-3 (Nos. 333-193563, 333-194252, 333-203563, 333-206014, 333-207241, 333-211506, 333-212426 and 333-213294), Form S-4 (No. 333-204957) and Form S-8 (333-205845 and 333-213102) of our report dated November 15, 2016, with respect to the Combined Statements of Revenues and Certain Operating Expenses of Sangaree Plaza, Tri-County Plaza, and Berkley Shopping Center for the years ended December 31, 2015, December 31, 2014, and December 31, 2013, which report appears in the accompanying Current Report on Form 8-K of Wheeler Real Estate Investment Trust, Inc.

/s/ Cherry Bekaert LLP
Virginia Beach, Virginia
November 15, 2016